SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 3, 2006

Date of Report

(Date of earliest event reported)

THRESHOLD PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51136	94-3409596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices) (Zip code)

(650) 474-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2006, Threshold Pharmaceuticals, Inc. (the “Company”), entered into a Triple Net Space Lease (the “Lease”) with Pacific Shores Investors LLC (the “Landlord”). Under the terms of the Lease, the Company will lease an additional 34,205 square feet of space and increase the lease term for the existing 34,205 square feet of space (the “Leased Premises”) located at the Company’s corporate headquarters at 1300 Seaport Boulevard in Redwood City, California. The Lease is for a period of 66 months, and will begin on April 1, 2006 with respect to the additional square footage of the Leased Premises and on March 1, 2010 with respect to the existing square footage of the Leased Premises. The Lease will expire, unless otherwise terminated under the terms of the Lease, on September 30, 2011. The aggregate rent for the Leased Premises for the term of the Lease is approximately $4.8 million. In addition, the Lease requires the Company to pay certain taxes, assessments, fees and other costs and expenses associated with the Leased Premises in amounts yet to be determined as well as a customary management fee. The Company will also be responsible for the costs of certain tenant improvements associated with the Leased Premises. In connection with the Lease, the Company will furnish a letter of credit in customary form to the Landlord in an amount of approximately $0.3 million. The Lease also grants the Company a right of first offer, exercisable under certain circumstances, to lease additional space located at the Company’s corporate headquarters. A copy of the Lease is attached as Exhibit 10.24 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.24	Triple Net Space Lease by and among the Company and Pacific Shores Investors LLC, effective as of January 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Threshold Pharmaceuticals, Inc.

Date: February 9, 2006	By:	/s/ Janet I. Swearson
Janet I. Swearson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.24	Triple Net Space Lease by and among the Company and Pacific Shores Investors LLC, effective as of January 31, 2006